EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                                                                                                                                                                Contact:                         David M. Findlay
                                                                                                                            President and
                                                                                                                            Chief Financial Officer
                                                                                                                            (574) 267-9197 or
                                                                                                                            david.findlay@lakecitybank.com

LAKE CITY BANK ANNOUNCES

EXECUTIVE PROMOTIONS

Smith to Retire After 28 Year Career

Warsaw, Indiana (July 12, 2011) – Lakeland Financial Corporation (NASDAQ Global Select/LKFN) and Lake City Bank today announced that Charles D. Smith will retire from his position as Executive Vice President of Commercial Banking on August 31, 2011.  Smith, age 66, began his career with Lake City Bank in 1983 in the Retail Banking Department as the Manager of the Mentone, Indiana office.  He joined the Commercial Banking Department in 1985 and, after a series of promotions, was appointed to his current position in 2000.

Michael L. Kubacki, Chairman and Chief Executive Officer, commented, “Charlie Smith has helped define Lake City Bank over the past 28 years.  His passion, drive and commitment for the Bank have been an important aspect of our growth and have contributed immensely to our success.  Under Charlie’s leadership, our commercial loan portfolio has grown from approximately $425 million in 2000 to $1.8 billion today.  While this growth is certainly impressive, the quality of the loan portfolio and the development of a great commercial lending team are Charlie’s greatest accomplishments and will be an important part of his legacy.”

“Charlie’s focus on relationship building with our clients and fellow employees is legendary and he will be missed.” added Kubacki.

The Bank further announced that Eric H. Ottinger has been promoted to Executive Vice President of Commercial Banking to succeed Smith.  Ottinger, age 41, joined Lake City Bank in 1999 as a Commercial Banking Vice President in the Fort Wayne market.  In 2002 he was promoted to the role of the Commercial East Region Manager and in 2005 he was further promoted to Senior Vice President in this capacity.  In April 2009, Ottinger was promoted to Executive Vice President and became the head of the Bank’s Wealth Advisory Group.  Ottinger began his career in banking as a commercial lender in 1993 in the Fort Wayne market.

The Bank also announced that Michael E. Gavin has been promoted to Executive Vice President and Chief Credit Officer.  Gavin, age 55, joined Lake City Bank in 1992 as an Assistant Vice President in the Commercial Banking Department in the Warsaw market.  He was promoted to Vice President later that same year and in 2000 he was promoted to the role of Commercial South Region Manager.  In 2002, he was promoted to Senior Vice President of Credit Administration and became responsible for managing the Bank’s Commercial credit, collections and special asset groups.   Gavin began his banking career in 1979 in the Fort Wayne market.

In addition, the Bank announced that Jonathan P. Steiner has been promoted to Senior Vice President and will assume Ottinger’s oversight of the Bank’s Wealth Advisory Group.  Steiner, age 49, joined the Bank in 2010 as a Vice President in the Commercial Banking Department in the Fort Wayne market.  Steiner began his banking career in Grand Rapids, Michigan in 1985.

Kubacki commented, “We’ve built a tremendous team at the Bank and are pleased that Eric, Mike and Jon are the right people to fill these important roles.  We believe that our internal culture has contributed a great environment for the development of our future leaders, and these promotions are reflective of that confidence.  Both Eric and Mike are products of the Lake City Bank credit culture and will be excellent leaders in their respective roles for the commercial lending business.”

Lakeland Financial Corporation is a $2.7 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Northern Indiana with 43 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley.  The Company also has a Loan Production Office in Indianapolis, Indiana and expects to open a full service facility there in late 2011.

Lakeland Financial Corporation may be accessed on its home page at www.lakecitybank.com. The Company’s common stock is traded on the Nasdaq Global Select Market under “LKFN”. Market makers in Lakeland Financial Corporation common shares include Automated Trading Desk Financial Services, LLC, B-Trade Services, LLC, Citadel Securities, LLC, Citigroup Global Markets Holdings, Inc., Domestic Securities, Inc., E*TRADE Capital Markets LLC, FTN Financial Securities Corp., FTN Equity Capital Markets Corp., Goldman Sachs & Company, Howe Barnes Hoefer & Arnett, Inc., Keefe, Bruyette & Woods, Inc., Knight Equity Markets, L.P., Morgan Stanley & Co., Inc., Stifel Nicolaus & Company, Inc., Susquehanna Capital Group and UBS Securities LLC.